Gulf Onshore, Inc. Acquires Additional Acreage

DALLAS, TX--(MARKET WIRE)—July 15, 2008 -- Gulf Onshore, Inc ( OTCBB:GFON) has commenced its Re-Work/Development Program on leases in Throckmorton Co. and Shakelford Co., Texas.

Gulf Onshore holds approximately 3,200 acres under lease in these counties, currently covering 96 wells, according to Texas Railroad Commission data.  68 of these wells, most of which previously produced oil, are shut-in for various reasons, mostly mechanical; 28 wells currently produce between 35 and 45 BOPD.  The Company plans workover activities on 51 wells, including several of the producing wells, with a goal of increasing production to 200-250 BOPD.  The remaining wells will be revaluated based on information from the field and either reworked or plugged.  Two wells were restored to production last week, but no settled production figures are yet available.  Two additional wells were reworked as injection wells for water disposal.

In addition, the Company has identified 121 possible drill sites for future development on these leases.

Preliminary reports indicate proven developed reserves for the 28 producing wells exceed 500,000 BO.  Gulf Onshore will update reserve figures as additional wells are brought on-line, and is on-schedule to provide SEC-qualified reserve reports with its 2Q Form 10-QSB.

About Gulf Onshore, Inc.

Gulf Onshore, Inc. is an oil and gas company with a focus on oil and gas prospects and properties which require further development. Gulf is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Gulf trades under the ticker symbol GFON.BB on the OTCBB.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "intends," "projects," "plans," or similar phrases may be deemed "forward-looking statements." Although Gulf Onshore, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:

Taylor Capital, Inc.
Stephen Taylor
973.351.3868